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Press Release

Quality Products, Inc. Announces Purchase of Columbus Jack Corporation

COLUMBUS, Ohio--April 27, 2001--Quality Products, Inc. (OTCBB:QPDC) announced today that it has purchased all of the outstanding stock of Columbus Jack Corporation, a closely held manufacturer of support equipment for commercial aircraft, headquartered in Columbus, Ohio.

Under the terms of the agreement, which was approved by the boards of each company, QPDC will pay $1,380,000 in cash over six years, plus, over the same six-year period, an annual percentage of Columbus Jack's audited net income and, if necessary to meet certain minimum payment amounts, QPDC stock. The total purchase price will range from $1,630,000 to $3,000,000, depending upon Columbus Jack's future earnings. Quality Products, Inc. will also guarantee Columbus Jack's bank debt of approximately $1,000,000. QPDC President, Bruce Weaver stated "This acquisition will provide opportunities for growth for both Multipress and Columbus Jack. The manufacturing and engineering synergies between our companies are undeniable." Columbus Jack Corporation manufactures hydraulic jacks and other ground support equipment for the airline industry.

Quality Products, Inc. is the holding company for QPI Multipress, Inc., the manufacturer of the well known Multipress(R) line of hydraulic presses. For more information contact:

    Quality Products, Inc.
    Attn: Tac Kensler
    560 W. Nationwide Blvd.
    Columbus, OH 43215-2388
    Phone: (888) 251-4648
    Fax: (614) 228-2358
    Website :www.multipress.com

Statements in this press release that are not historical facts, including statements about the Company's prospects, are forward-looking statements that involve risks and uncertainties including, but not limited to, economic changes, litigation, and management estimates. These risks and uncertainties could cause actual results to differ materially from the statements made. Please see the information appearing in the Company's 2000 Form 10-KSB under "Risk Factors."